Exhibit (g)

INVESTMENT MANAGEMENT AGREEMENT

between

G-X PRIVATE EQUITY

and

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

This INVESTMENT MANAGEMENT AGREEMENT (this “Agreement”) is made as of the 22nd day of May, 2026 between GOLDMAN SACHS ASSET MANAGEMENT, L.P., a limited partnership formed under the laws of the State of Delaware (the “Investment Adviser”), and G-X PRIVATE EQUITY, a statutory trust organized under the laws of the State of Delaware (the “Fund”).

WHEREAS, the Fund intends to engage in business as a closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund is authorized to issue shares of beneficial interest (“Shares”) in one or more classes, with each class representing interests in the same portfolio of securities and assets;

WHEREAS, the Investment Adviser is an investment adviser that is registered with the Securities and Exchange Commission (the “SEC”) under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to engage the Investment Adviser to furnish investment advisory and certain administrative services to the Fund, and the Investment Adviser desires to furnish such services and serve as the investment adviser to the Fund, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Sub-Advisers. The Investment Adviser may engage one or more investment advisers which are either registered as such or specifically exempt from registration under the Advisers Act, to act as sub-advisers to provide the Fund certain services set forth in Sections 2 and 5 hereof, all as shall be set forth in a written contract to which the Fund and the Investment Adviser shall be parties, which contract shall be subject to approval in accordance with the requirements of the Investment Company Act, including as permitted under the terms of any exemptive relief granted by the SEC, or by rule or regulation. Such sub-advisers may be, but are not required to be, affiliated with the Investment Adviser. To the extent that the Investment Adviser has engaged one or more sub-advisers to provide services in accordance with the terms of this Section 1, then the Investment Adviser shall not be required to provide directly to the Fund the services described in Sections 2 and 5. However, in each such case, the Investment Adviser shall be responsible for the supervision of the activities of each sub-adviser so engaged.

2. Management Services.

(a) Subject to the supervision of the Board of Trustees, the Investment Adviser will regularly provide the Fund with investment research, advice and supervision and will furnish continuously an investment program for the Fund consistent with the investment objectives and policies of the Fund. The Investment Adviser will determine from time to time what securities or other investments (each such investment being called herein a “Fund Investment” and collectively, “Fund Investments”) shall be purchased for the Fund, what Fund Investments shall be held or sold by the Fund, and what portion of the Fund Investments shall be held uninvested as cash and cash equivalents, and take such further action, including placing purchase and sale orders, (to the extent delegated by the Board of Trustees) voting securities on behalf of the Fund, and opening accounts and executing trading agreements and any other customary documents and representation letters on behalf of the Fund, as the Investment Adviser shall deem necessary or appropriate, subject always to the provisions of the Fund’s organizational documents and of the Investment Company Act, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish.

(b) The Investment Adviser is hereby authorized to cause the Fund to create or arrange for the creation of one or more subsidiaries or special purpose vehicles and to make Fund Investments and incur leverage, directly or indirectly, through one or more subsidiaries or special purpose vehicles.

(c) The Investment Adviser is hereby authorized, on behalf of the Fund and at the direction of the Board of Trustees pursuant to delegated authority, to possess, transfer, mortgage, pledge or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Fund Investments and other property and funds held or owned by the Fund, including, without limitation, as the Fund’s agent and attorney-in-fact exercising and enforcing rights with respect to any claims relating to such Fund Investments and other property and funds, including with respect to litigation, bankruptcy or other reorganization.

(d) Subject to the general supervision of the Board of Trustees, the Investment Adviser will provide certain administrative services to the Fund other than such administrative services provided by the Fund’s administrator (such administrator, or any successor administrator, including any affiliate of the Investment Adviser, the “Administrator”). The Investment Adviser will act as the Fund’s liaison with administrators, custodians, depositories, transfer agents, pricing agents, dividend disbursing agents, other shareholder servicing agents, tax consultants, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons (“Service Providers”) as may reasonably be requested by the Board of Trustees. The Investment Adviser will, to the extent such services are not required to be performed by the Service Providers pursuant to their respective agreements that the Board of Trustees shall have approved, (i) provide supervision of all aspects of the Fund’s operations not referred to in paragraphs (a) to (c) above; (ii) coordinate with and oversee the services being performed by the Administrator and the Fund’s custodian and transfer agent; (iii) provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund; (iv) arrange for, at the Fund’s expense, (A) the preparation for the Fund of all required tax returns, (B) the preparation and submission of reports to existing shareholders and regulatory authorities and (C) the preparation and submission of the Fund’s registration statement and all other documents necessary to fulfill regulatory requirements and maintain the registration and qualifications of the Fund with the SEC and other regulatory authorities, including, without limitation, periodic updates to the Fund’s prospectuses and statements of additional information; (v) maintain all of the Fund’s records and (vi) provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationery supplies and similar items. Notwithstanding the foregoing, the Investment Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of Shares, nor shall the Investment Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed or performed by any Service Provider.

(e) The Investment Adviser will also provide to the Board of Trustees such periodic and special reports as it may reasonably request. The Investment Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(f) The Investment Adviser will maintain all books and records with respect to the Fund’s securities transactions required by sub-paragraphs (b)(5), (6), (9) and (10) and paragraph (f) of Rule 31a-1 under the Investment Company Act (other than those records being maintained by the Service Providers) and preserve such records for the periods prescribed therefor by Rule 31a-2 of the Investment Company Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Investment Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund, and further agrees to surrender promptly to the Fund any such records upon the Fund’s request. The Investment Adviser will also provide to the Board of Trustees such periodic and special reports as it may reasonably request.

(g) The Investment Adviser’s services hereunder are not deemed exclusive, and it shall be free to render similar services to others. The Investment Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Fund; provided that its services to the Fund hereunder are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of the Investment Adviser or any manager, partner, officer or employee of the Investment Adviser to engage in any other business or to devote his, her or its time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Fund Investments, subject at all times to applicable law).

3. Allocation of Charges and Expenses.

(a) The Investment Adviser will pay all costs incurred by it in connection with the performance of its duties under Section 2. The Investment Adviser will pay the compensation and expenses of all its personnel and will make available, without expense to the Fund, the services of such of the Investment Adviser’s partners, officers and employees as may duly be elected officers or directors of the Fund, subject to their individual consent to serve and to any limitations imposed by law. The Investment Adviser will not be required to pay any expenses of the Fund other than those specifically allocated to it, including as set forth in this Section 3. In particular, but without limiting the generality of the foregoing, the Investment Adviser will not be required to pay:

(i) organizational and operational expenses of the Fund;

(ii) fees and expenses, including travel expenses, incurred by the Investment Adviser or payable to third parties related to the investments of the Fund, including, among others, professional fees (including, without limitation, the fees and expenses of consultants, experts and rating agencies) and fees and expenses relating to, or associated with, acquiring, holding, transferring or otherwise evaluating, monitoring, researching and performing due diligence and disposing of Fund Investments and prospective Fund Investments;

(iii) interest, fees and other expenses payable on debt, if any, incurred to finance the Fund’s Investments, including expenses associated with the creation and maintenance of subsidiaries and special purpose vehicles;

(iv) fees and expenses incurred by the Fund in connection with membership in investment company organizations;

(v) brokers’ commissions and any other transaction-related expenses and fees arising out of transactions effected on behalf of the Fund;

(vi) fees and expenses associated with calculating the Fund’s net asset value (including the costs and expenses of any independent valuation firm);

(vii) legal, auditing, accounting or tax preparation fees and expenses;

(viii) taxes or governmental fees;

(ix) the fees and expenses of the administrator, custodian, transfer agent, sub-transfer agent, dividend disbursing agent or tax consultant of the Fund and related communications equipment and services;

(x) the cost of preparing stock certificates or any other expenses, including, without limitation, clerical expenses of issue, redemption or repurchase of Shares, including expenses of conducting tender offers for purposes of repurchasing Shares;

(xi) the expenses of and fees for registering or qualifying Shares for sale and of maintaining the registration;

(xii) the fees and expenses of the sub-advisers, if any, of the Fund who are not affiliated with the Investment Adviser;

(xiii) the fees, expenses or disbursements of custodians of the Fund’s assets (including (X) expenses incurred in the performance of any obligations enumerated by the Fund’s declaration of trust or by-laws (as each may be amended from time to time) insofar as they govern agreements with any such custodian and (Y) all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions among the Investment Adviser and any custodian or other agent engaged by the Fund), or with respect to any escrow account;

(xiv) fees and expenses of non-interested trustees of the Fund; travel expenses or an appropriate portion thereof of trustees and officers of the Fund to the extent that such expenses relate to attendance at meetings of the Board of Trustees or any committee thereof;

(xv) the cost of preparing and distributing reports, proxy statements and notices to shareholders, the SEC and other regulatory authorities;

(xvi) costs of holding shareholder meetings;

(xvii) listing fees, if any;

(xviii) any expenses allocated or allocable to a specific class of Shares paid pursuant to a Rule 12b-1 or similar plan adopted by the Board of Trustees of the Fund for a particular Share class;

(xix) any other administrative expenses or fees incurred by the Fund;

(xx) any extraordinary expenses incurred by the Fund;

(xxi) if the Investment Adviser is deemed to be a “commodity pool operator” with respect to the Fund, the out-of-pocket costs incurred by the Investment Adviser in connection with its preparation or revision of the Fund’s disclosure documents and periodic reports to shareholders and any filings by the Investment Adviser with respect to the Fund with the Commodity Futures Trading Commission (the “CFTC”) or the National Futures Association in order to comply with the Commodity Exchange Act and/or the rules adopted by the CFTC thereunder;

(xxii) the fees or disbursements of custodians of the Fund’s assets, including expenses incurred in the performance of any obligations enumerated by the organizational documents of the Fund insofar as they govern agreements with any such custodian;

(xxiii) the costs and insurance premiums of any errors and omissions/managers and officers liability insurance or any fidelity bond;

(xxiv) any credit facility commitment fees;

(xxv) any borrowing-related costs;

(xxvi) costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute in connection with the business of the Fund and the amount of any judgment or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person and indemnification or contribution expenses payable by the Fund to any person and other extraordinary expenses not incurred in the ordinary course of the Fund’s business; or

(xxvii) any such other expenses as may be approved from time to time by the Board of Trustees.

The Investment Adviser shall not be required to pay expenses of activities which are primarily intended to result in sales of Shares, including, but not limited to, all costs and expenses associated with the preparation and distribution of any subscription agreements, registration statements, prospectuses, or shareholder application forms, including any amendments, restatements and/or supplements thereto.

(b) The Investment Adviser may impose a voluntary cap on the amount of expenses that will be borne by the Fund on a monthly or annual basis. Any such expense cap may be increased, decreased, waived, or eliminated at any time at the Investment Adviser’s sole discretion.

(c) To the extent that expenses to be borne by the Fund pursuant to this Section 3 are paid by the Investment Adviser, the Fund shall reimburse the Investment Adviser for such expenses, provided, however, that the Investment Adviser may elect, from time to time and in its sole discretion, to bear certain of the Fund’s expenses set forth above, including organizational and other expenses.

(d) From time to time, the Investment Adviser or its affiliates may pay third-party providers of goods or services. The Fund will reimburse the Investment Adviser or such affiliates thereof for any such amounts paid on behalf of the Fund. From time to time, the Investment Adviser may defer or waive fees and/or rights to be reimbursed for expenses. All of the foregoing expenses will ultimately be borne by the Fund’s shareholders.

4. Compensation of the Adviser.

(a) The Fund agrees to pay, and the Investment Adviser agrees to accept, as compensation for the services provided by the Investment Adviser hereunder, a base management fee and an incentive fee as hereinafter set forth. The Fund shall make any payments due hereunder to the Investment Adviser or to the Investment Adviser’s designee as the Investment Adviser may otherwise direct.

(b) Management Fee. The Fund shall pay to the Investment Adviser each month a management fee (the “Management Fee”) at an annual rate equal to 1.25% of the Fund’s net assets at the end of the most recently completed calendar month, provided, that, if the Fund calculates its net asset value more frequently than monthly, the Management Fee shall be calculated on the same frequency as the net asset value is calculated. The net assets of the Fund shall be determined on the basis set forth in the Fund’s prospectus(es) or otherwise consistent with the Investment Company Act and the regulations promulgated thereunder. The Fund shall make any payments due hereunder to the Investment Adviser (or to the Investment Adviser’s designee as the Investment Adviser may otherwise direct). The Management Fee for any partial month will be appropriately prorated. For purposes of determining the Management Fee payable to the Investment Adviser for any month, the net asset value is calculated after any subscriptions but prior to any repurchases occurring in that month and prior to any reduction for the Management Fee and the Incentive Fee (as defined below) (if applicable) payable to the Investment Adviser for that month.

(c) Incentive Fee. The Investment Adviser is entitled annually to receive an incentive fee (the “Incentive Fee”) for each share class of the Fund in an amount equal to:

(1)

First, if the Net Profits (as defined below) for the applicable period exceed the sum of (i) the Hurdle Amount (as defined below) for that period and (ii) the then balance, if any, of the Loss Recovery Account (as defined below), then 100% of Net Profits until the total amount paid to the Investment Adviser equals 12.5% of the sum of (i) the Hurdle Amount for that period and (ii) any accrued Incentive Fee pursuant to this subsection (1) (any such amount, the “Catch Up”).

(2)	Second, to the extent there are remaining Net Profits, 12.5% of such remaining Net Profits.

“Net Profits” shall mean, for each share class of the Fund, the amount by which the sum of (A) the net asset value per share as of the end of each fiscal period ending March 31 before giving effect to any accrual to the Incentive Fee and applicable expenses for the fee for distribution-related services and the fee for shareholder services (“Distribution and Servicing Fees”) and (B) the amount of dividends and other distributions accrued or paid in respect of the Fund during such fiscal period exceeds the net asset value per share as of the beginning of such period. “Net Losses” shall mean, for each share class of the Fund, the amount by which the net asset value per share as of the beginning of each fiscal period ending March 31 exceeds the sum of (A) the net asset value per share as of the end of such fiscal period before giving effect to any accrual to the Incentive Fee and applicable expenses for the Distribution and Servicing Fees, and (B) the amount of dividends and other distributions accrued or paid in respect of the Fund during such fiscal period. Net Profits and Net Losses shall be calculated based on the number of outstanding shares at the end of each fiscal period ending March 31.

“Hurdle Amount” means, for any fiscal period beginning on April 1 (or in the case of the Fund’s first fiscal period, the commencement of operations of the Fund), an amount that results in a 5% annualized total return on the net asset value of the relevant class of shares, calculated before giving effect to any accrual to the Incentive Fee and applicable expenses for the Distribution and Servicing Fees and adjusted for any dividends and other distributions accrued or paid. The Hurdle Amount is not cumulative and will reset each fiscal period ending March 31.

Except as described in Loss Recovery Account below, any amount by which Net Profits falls below the Hurdle Amount will not be carried forward to subsequent periods.

“Loss Recovery Account” means a memorandum account maintained by the Fund on a per share basis, which will have an initial balance of zero and will be (i) increased upon the close of each fiscal period ending March 31 by the amount of the Net Losses of each share class for the period, before giving effect to any distributions for such period, and (ii) decreased (but not below zero) upon the close of each fiscal period ending March 31 by the amount of the Net Profits for such period. For purposes of the Net Profits, Net Losses and Hurdle Amount calculation, the net asset value shall include unrealized appreciation or depreciation of investments and realized income and gains or losses.

Incentive Fees are accrued monthly and paid annually; provided, however, that any Incentive Fees accrued in the net asset value of shares tendered for repurchase throughout each fiscal period ending March 31 will be paid at the time of such repurchase.

Any Incentive Fee payable by the Fund that relates to an increase in value of the Fund’s investments may be computed and paid on gain or income that is unrealized, and the Investment Adviser is not obligated to reimburse the Fund for any part of an Incentive Fee it previously received.

(d) Subject to the requirements of the Investment Company Act and any applicable exemptive relief from the SEC, the Investment Adviser may elect to receive all or a portion of the Management Fee and/or Incentive Fee in Shares in lieu of cash as follows:

(i) At the beginning of each fee calculation period, the Investment Adviser will notify the Fund of its election to receive any Management Fees or Incentive Fees for such payment period in cash, Class I Shares or a combination of cash and Class I Shares.

(ii) The number of Class I Shares that the Investment Adviser will receive will be equal to the quotient of (x) the sum of the cash value of Management Fees and Incentive Fees elected by the Investment Adviser for payment in Shares and (y) the greater of (i) the then-current net asset value per Class I Shares when such fees become due and (ii) the then-current offering price of Class I Shares when such fees become due.

(e) In addition to the foregoing, the Investment Adviser may from time to time, and in its sole discretion, agree not to impose all or a portion of its fee otherwise payable hereunder (in advance of the time such fee or portion thereof would otherwise accrue) and/or undertake to pay or reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Investment Adviser. Any such fee reduction or undertaking may be discontinued or modified by the Investment Adviser at any time.

5. Representations and Warranties. The Investment Adviser represents and warrants that it is duly registered and authorized as an investment adviser under the Advisers Act, and the Investment Adviser agrees to maintain effective all material requisite registrations, authorizations, and licenses, as the case may be, until the termination of this Agreement.

6. Avoidance of Inconsistent Position. To the extent applicable, the Investment Adviser or its agent shall arrange for the placing of all orders for the purchase and sale of Fund Investments with brokers or dealers (including Goldman Sachs & Co. LLC, or an affiliate thereof), foreign currency dealers, futures commission merchants or other parties selected by the Investment Adviser. In the selection of such brokers or dealers (including Goldman Sachs & Co. LLC or an affiliate thereof), and the placing of such orders, the Investment Adviser is directed at all times to seek to obtain the best net results for the Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the brokerage firm and the brokerage firm’s risk and skill in positioning blocks of securities. Subject to applicable legal requirements, the Investment Adviser may select a broker based partly upon brokerage or research services provided to the Fund, the Investment Adviser and any of its other accounts. It is also understood that it is desirable for the Fund that the Investment Adviser have access to supplemental investment and market research and security and economic analyses provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Adviser is authorized to place orders for the purchase and sale of securities for the Fund with such brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Adviser in connection with its services to other clients. If any occasion should arise in which the Investment Adviser gives any advice to its clients concerning the Shares, it will act solely as investment counsel for such clients and not in any way on behalf of the Fund. The Investment Adviser may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other customers (including any investment company or advisory account for which the Investment Adviser or any of its affiliates acts as an investment adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain the best net price and the most favorable execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

7. Limitation of Liability of Investment Adviser and the Fund.

(a) The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith, or gross negligence on the Investment Adviser’s part in the performance of its duties or from reckless disregard by the Investment Adviser of its obligations and duties under this Agreement. With respect to the engagement of sub-advisers under Section 1 hereof, notwithstanding the generality of this Section 7, the Investment Adviser shall not be responsible or liable for any act or omission by any such sub-adviser, including without limitation any decision by a sub-adviser to purchase, hold, or sell any securities, cash or financial instruments for the Fund. With respect to the provision of Administrative Services under Section 2 hereof, notwithstanding the generality of this

Section 7, the Investment Adviser shall not be responsible or liable for any act or omission by any other party, including other service providers. Nothing herein shall be construed to impose on the Investment Adviser any fiduciary duty in connection with the performance of Administrative Services hereunder. Any person, even though also employed by the Investment Adviser, who may be or become an employee of and paid by the Fund shall be deemed, when acting within the scope of his employment by the Fund, to be acting in such employment solely for the Fund and not as the Investment Adviser’s employee or agent.

8. Duration and Termination of this Agreement.

(a) This Agreement shall remain in full force and effect for an initial period of two years from the date first written above and shall continue for successive periods of one year thereafter, but only so long as such continuance is specifically approved at least annually in the manner required by the Investment Company Act. This Agreement may, on 60 days’ written notice by the Fund to the Investment Adviser, be terminated in its entirety at any time without the payment of any penalty, by the Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Investment Adviser to the Fund. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person,” “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject, however, to such exemptions as may be granted by the SEC by any rule, regulation, or order.

(b) Any termination of this Agreement pursuant to this Section 8 shall be without penalty or other additional payment save that (i) the Fund shall pay the Management Fee and Incentive Fee referred to in Section 4 hereof prorated to the date of termination; and (ii) the Fund shall honor any trades entered but not settled before the date of any such termination. Sections 3, 4, 7, 8, 10 and 12 hereof shall survive the termination of this Agreement.

9. Amendment of this Agreement. No provisions of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. To the extent required under the Investment Company Act, no amendment of this Agreement shall be effective as to the Fund until approved in the manner required by the Investment Company Act. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part which shall remain in full force and effect.

10. General. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Fund consents to exclusive jurisdiction and venue for any litigation arising out of this Agreement to the United States District Court for the Southern District of New York, unless no federal jurisdiction exists, in which case the Fund consents to jurisdiction and venue in the Supreme Court of the State of New York, New York County. Nothing herein shall constitute a waiver or limitation of any rights which the Fund may have, if any, under any applicable law.

11. Notices. Except as otherwise provided herein, all communications hereunder shall be in writing sent by courier or registered air mail, or by facsimile or electronic means (and, in respect of communications sent by facsimile, confirmed in writing sent by courier or registered air mail, or electronic mail), to the requisite party, at its address as follows:

If to the Investment Adviser:

Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department,

Consumer & Investment Management Division of Goldman Sachs & Co. LLC

Fax: (212) 902-4140

If to the Fund:

G-X Private Equity

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Attention: Legal Department,

Consumer & Investment Management Division of Goldman Sachs & Co. LLC

Fax: (212) 902-4140

or to such other address as to which the party receiving the notice shall have notified the other party in writing.

12. Use of Name. The Fund is hereby granted, without a fee, a non-exclusive, non-transferable limited right to use the name “Goldman Sachs.” The Fund acknowledges that the Investment Adviser and/or its affiliates’ have exclusive right, title, and interest in and to the name “Goldman Sachs” and to the associated trademarks and service marks, and will not, at any time, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such rights, titles, and interests. The Fund acknowledges that the sole right granted to the Fund under this Agreement is to use the name “Goldman Sachs,” and covenants and agrees not to use the name “Goldman Sachs” for any other purpose whatsoever. The Fund may exercise the non-exclusive, non-transferable limited right to use the name “Goldman Sachs” granted to the Fund in this Section only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect. Upon the termination of this Agreement, the Fund (to the extent that it lawfully can) will cease to use the name “Goldman Sachs.”

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. No Third-Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

15. Force Majeure. Notwithstanding any other provision of this Agreement, the Investment Adviser shall not be liable for any loss caused directly or indirectly by circumstances beyond its reasonable control, including without limitation government restrictions, exchange or market rulings, suspensions of trading, acts of civil or military authority, national emergencies, labor difficulties, fires, earthquakes, floods or other catastrophes, acts of God, mechanical breakdowns, or malfunctions, failure or disruption of utilities, communications, computer or information technology (including without limitation hardware or software), or power supply.

16. Effective Date. This Agreement shall be effective as of the date first written above.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents.

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Mitch Howell
Name: Mitch Howell
Title: Managing Director

G-X PRIVATE EQUITY

By:	/s/ Mitch Howell
Name: Mitch Howell
Title: Co-Chief Executive Officer